EXHIBIT 3.2(a)

                         CERTIFICATE OF AMENDMENT
                                    OF
                                 	BYLAWS
                                   	OF
                               	FAFCO, INC.

FAFCO, INC., a corporation organized and existing under the laws of the State of California (the "Corporation"), pursuant to the provisions of the California Corporations Code and the Bylaws of the Corporation, DOES HEREBY CERTIFY as follows:

     FIRST: the Bylaws of the Corporation are hereby amended by deleting the first and second sentences of Section 3.2 in their present form and substituting therefor a new first and second sentence of Section 3.2 in the following form:

     "The number of directors of the corporation shall be not less than three
     (3) nor more than five (5).  The exact number of directors shall be five
     (5) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the shareholders."

     SECOND: The amendment to the Bylaws of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 212 of the California Corporations Code, the Board of Directors of the Corporation having duly adopted a resolution setting forth, approving and adopting such amendment.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Alex N. Watt, its Chief Financial Officer and Secretary, this 30th day of March, 1999.


                                  FAFCO, INC.


                                  BY: 	/s/ Alex N. Watt
	                                      Alex N. Watt
                                       Chief Financial Officer and Secretary